For Immediate Release: February 10, 2006

First Century Bankshares, Inc.

Reports 2005 Earnings

Bluefield, WV -- First Century Bankshares, Inc., (OTCBB - FCBS) a $391 million financial holding company headquartered in Bluefield, West Virginia, announced net income of $4,004,000 for the year ended December 31, 2005. This represents a 31.1% increase from the $3,055,000 earned for the year ended December 31, 2004. These earnings reflect an increase in net interest income of $1,150,000, or 8.0%, reflecting the effects of increasing interest rates on the Corporation's loan portfolio during 2005. Additionally, noninterest income increased $603,000, or 16.1%, to $4,337,000 for the year ended December 31, 2005. These increases were partially offset by an increase in the provision for loan losses of $210,000. On a per share basis, net income increased to $2.02 per diluted share in 2005 from $1.53 per diluted share in 2004. Earnings for the year ended December 31, 2005 reflect a return on average assets (ROAA) of 1.04%, compared to 0.83% for the year ended December 31, 2004. Also, these earnings reflect an annualized return on average equity (ROAE) of 10.97% and 8.67%, respectively, for the years ended December 31, 2005 and 2004.

The Corporation reported net income of $1,036,000 for the three-month period ended December 31, 2005. This represents a 10.3% increase from the $939,000 earned during the three-month period ended December 31, 2004. Again, this reflected the effects of increases in short-term interest rates as net interest income increased approximately $234,000 from 2004 to 2005. On a per share basis, net income increased to $0.53 per diluted share from $0.47 per diluted share.

Dividends for the fourth quarter of 2005 were $0.30 per share, bringing the total dividend for 2005 to $1.00 per share. This was an increase of 13.6% over the $0.88 per share paid in 2004. Book value per common share improved 2.1% to $18.36 at December 31, 2005, from $17.98 at December 31, 2004.

Total assets increased 3.4% during 2005 from $378,079,000 at December 31, 2004, to $390,789,000 at December 31, 2005. During 2005, total deposits increased 3.6% to $332,791,000 at December 31, 2005, from $321,251,000 at December 31, 2004. This reflects management's ongoing efforts to regain market share which had been lost to new competitors in the marketplace. Total loans increased 4.0% to $257,732,000 at December 31, 2005, from $247,808,000 at December 31, 2004.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured debt and other real estate owned, showed continued improvement during 2005. Nonperforming assets as a percentage of total loans improved to 1.2% at December 31, 2005, from 1.3% at December 31, 2004.

During 2005, the Corporation announced plans to expand into the Beckley, West Virginia market. During January 2006, a branch facility was opened at 1408 Harper Road in Beckley. This office will be a temporary location while a new banking center is being constructed. Management expects to occupy the permanent facility by the end of 2006.

R. W. "Buz" Wilkinson, President and Chief Executive Officer, commented, "First Century enjoyed a record year in 2005, and we are excited about 2006 with our expansion into the Beckley market. We already have many customers in the growing Beckley area and a full service location will allow us to better meet the needs of the community. It will also allow us to better serve our customers in Hinton, Oceana, Pineville and other communities surrounding the Beckley area. We believe our new facility in Beckley will provide First Century an excellent opportunity to complement the current strategic plan for southern West Virginia."

First Century Bankshares, Inc. is a financial holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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